Exhibit 99.1

SAKS INCORPORATED ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

Birmingham, Alabama (May 17, 2005)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced preliminary results for the first quarter ended April 30, 2005.

The Company operates two business segments, Saks Department Store Group (“SDSG”) and Saks Fifth Avenue Enterprises (“SFAE”). SDSG consists of the Company’s department stores under the Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store nameplates and Club Libby Lu specialty stores. SFAE is comprised of Saks Fifth Avenue luxury department stores, Saks Off 5th outlet stores, and saks.com.

With the exception of sales information, this release does not contain comparable prior period amounts. As previously disclosed in the Company’s Current Report on Form 8-K dated March 3, 2005, the Company concluded that the financial statements for fiscal 1999 through the third quarter of fiscal 2004 should no longer be relied upon. The Company’s restated financial statements for such periods are expected to be available, and the Company expects to file with the Securities and Exchange Commission its Annual Report on Form 10-K for fiscal 2004, on or before September 1, 2005. Please refer to the Company’s press releases dated March 3, 2005; March 28, 2005; and May 9, 2005 for further details.

Management is undertaking its work to confirm the amount of total vendor markdown allowances determined to have been improperly collected as well as a review of its accounting practices related to the timing and the recognition of certain vendor allowances. Accordingly, all such information presented below is preliminary and remains subject to change.

Earnings Overview

Saks Incorporated recorded net income of $17.1 million, or $.12 per share, for the first quarter ended April 30, 2005. The quarter included a net gain of $1.4 million (net of taxes), or $.01 per share, primarily related to the disposition of closed stores. The quarter also included approximately $2.0 million (net of taxes), or $.01 per share, of expenses associated with its previously disclosed investigation of alleged improper collections of vendor markdown allowances.

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For the first quarter ended April 30, 2005, operating income by segment (in millions) was as follows:

SDSG	$22.9
SFAE	39.2
Items not allocated	(8.9)

Total	$53.2

Items not allocated to the business segments are comprised of the cost of services performed on behalf of the entire company and those items not considered by corporate management in assessing segment operating performance, such as impairments, gains or losses on long-lived assets, store closing charges, and certain severance costs.

First Quarter Comments

R. Brad Martin, Chairman and Chief Executive Officer of Saks Incorporated, noted, “Our first quarter results reflected a 1.9% comparable store sales increase, below-plan gross margin performance, and a modest amount of continued investment spending at SFAE.”

Inventories at April 30, 2005 totaled $1.56 billion, a slight increase over the prior year first quarter. Consolidated comparable store inventories were essentially flat with last year, with levels at SDSG below last year and at SFAE above last year.

The Company ended the quarter with approximately $290 million of cash on hand and no borrowings on its $800 million revolving credit facility. Total debt at April 30, 2005 was approximately $1.35 billion, and debt-to-capitalization was 39.4%.

During the first quarter, the Company did not purchase any shares of Saks’ common stock. The Company has remaining availability of approximately 15.7 million shares under its repurchase programs.

Plans for SDSG

On April 29, 2005, the Company announced plans for its Saks Department Store Group business segment. Martin noted, “After careful consideration, we determined it was appropriate to divide the SDSG businesses into four distinct parts (Proffitt’s/McRae’s, Carson Pirie Scott & Co., Club Libby Lu, and Parisian), permitting us to create a focused future for each. We believe this strategy is in the long-term best interests of our shareholders, our customers, and our associates.”

The Company reached a definitive agreement to sell its $700 million revenue Proffitt’s/McRae’s business to Belk, Inc. for $622 million. The Company expects that the proceeds of the transaction will be used for general corporate purposes as well as for potential repurchases of debt and equity securities. The Belk transaction is subject to various closing conditions, including the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act, and is expected to be completed in the second quarter of 2005.

The Company is exploring strategic alternatives for its $2.2 billion revenue Carson Pirie Scott & Co. northern department store business (operating under the nameplates of Carson Pirie Scott, Bergner’s, Boston Store, Herberger’s, and Younkers), which could include its sale. Martin commented, “We believe this process can lead to an exciting and independent future for this business, as well as create shareholder value for Saks Incorporated.”

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The Company is also exploring strategic alternatives for its Club Libby Lu specialty store business, which could include its sale.

For additional details regarding SDSG, refer to the Company’s press release dated April 29, 2005 and the Form 8-K filed with the SEC on May 2, 2005.

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions. Total sales (in millions) for the first quarter ended April 30, 2005 compared to last year’s first quarter ended May 1, 2004 were:

	This Year	Last Year	Total Increase (Decrease)	Comparable Increase (Decrease)
SDSG	$844	$858	(1.6)%	(0.9)%
SFAE	706	682	3.5%	5.5%

Total	$1,550	$1,540	0.6%	1.9%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	Quarter Ended
	April 30, 2005	May 1, 2004
SDSG leased commissions	$3.9	$4.1
SFAE leased commissions	6.3	7.0

Total leased commissions	$10.2	$11.1

Store News

The Company has announced plans to open one new 124,000 square foot Parisian store in fall 2005, located in Collierville, Tennessee (metropolitan Memphis). The Company is currently renovating several highly productive Saks Fifth Avenue stores including Atlanta, San Antonio, Boca Raton, San Francisco, and Boston.

The Company closed the following stores during the first quarter:

Nameplate	Location	Approx. Sq. Footage	Date Closed
SDSG:
Proffitt’s	Greenville, NC	90,000 SF	Sold to Belk in February 2005
Proffitt’s	Rocky Mount, NC	80,000 SF	Sold to Belk in February 2005
Proffitt’s	Kinston, NC	50,000 SF	Sold to Belk in February 2005
Proffitt’s	Goldsboro, NC	55,000 SF	Sold to Belk in February 2005
Younkers	Iowa City, IA	60,000 SF	Closed February 2005
Parisian	Birmingham, AL	130,000 SF	Closed March 2005

Subtotal		465,000 SF

SFAE:
Saks Fifth Avenue	Kansas City, KS	75,000 SF	Closed February 2005

Total closed in first quarter		540,000 SF

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The Company sold the four North Carolina Proffitt’s stores listed above to Belk in a single transaction.

The Company previously announced its intention to close three additional Saks Fifth Avenue stores (Fort Worth, TX; Mission Viejo, CA; and Palos Verdes, CA) at dates yet to be determined and the Off 5th store in Myrtle Beach, South Carolina in June 2005.

Company Information

At quarter end, Saks operated 232 SDSG stores with 25.5 million square feet, 57 Saks Fifth Avenue stores with 6.2 million square feet, and 52 Off 5th units with 1.5 million square feet. The Company also operated 43 mall-based Club Libby Lu stores.

Conference Call Information

Management has scheduled a conference call at 10:00 a.m. Eastern Time on Tuesday, May 17, 2005 to discuss first quarter results. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 3308896).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the

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outcome of the formal investigation by the SEC and the inquiry opened by the United States Attorney for the Southern District of New York into the matters that were the subject of the Audit Committee’s investigation; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s investigation; and the delay in the filing with the SEC of the Company’s Form 10-K for the fiscal year ended January 29, 2005 and the consequences thereof. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Three Months Ended April 30, 2005
Net sales	$1,550,059	100.0%
Cost of sales	949,388	61.2%

Gross margin	600,671	38.8%

Selling, general and administrative expenses	398,657	25.7%
Other operating expenses	152,093	9.8%
Impairments and dispositions	(3,249)	-0.2%

Operating income	53,170	3.4%
Other income (expense):
Interest expense	(25,535)	-1.6%
Other income (expense), net	9	0.0%

Income before provision for income taxes	27,644	1.8%

Provision for income taxes	10,504	0.7%

Net income	$17,140	1.1%

Basic earnings per common share:	$0.12
Diluted earnings per common share:	$0.12

Weighted average common shares:
Basic	138,326
Diluted	143,739

SAKS INCORPORATED

SEGMENT INFORMATION

(Dollars In Thousands)

(UNAUDITED) Three Months Ended April 30, 2005
Net Sales:
Saks Department Stores Group	$844,289
Saks Fifth Avenue Enterprises	705,770

$1,550,059
Operating Income:
Saks Department Stores Group	$22,850
Saks Fifth Avenue Enterprises	39,206
Items not allocated	(8,886)

$53,170